Exhibit 23.3

CONSENT of NORTONS ASSURANCE LIMITED,
FEMCARE GROUP LTD’S INDEPENDENT AUDITORS
for the YEARS ENDED DECEMBER 31, 2019, DECEMBER 31, 2018 AND DECEMBER 31, 2017

Utah Medical Products, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-127946, 333-199337  (on Form S-8), and 333-182078 (on Form S-3) of Utah Medical Products, Inc. of our audit reports dated March 10, 2020, on the financial statements and internal control over financial reporting of Femcare Group Limited, which reports appear in this annual report on Form 10-K of Utah Medical Products, Inc. for the years ended 31 December 2019, 2018 and 2017.

Nortons Assurance Limited
Chartered Accountants and Statutory Auditor
Reading
United Kingdom